As filed with the Securities and Exchange Commission on March 31, 1998
================================================================================


                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               ------------------

[X] Filed by Registrant
[ ] Filed by a Party other than the Registrant
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               ------------------
                         Berkshire Realty Company, Inc.
                (Name of Registrant as Specified in its Charter)
                               ------------------

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration No.:
3) Filing Party:
4) Date Filed:


================================================================================

[LOGO]
--------------------------------------------------------------------------------
BERKSHIRE REALTY COMPANY, INC. (NYSE - BRI)
--------------------------------------------------------------------------------

                                March 31, 1998


Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Berkshire Realty Company, Inc. to be held on Thursday, May 21, 1998 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 9:00 a.m. Coffee and refreshments will be available at the meeting site beginning at 8:30 a.m.

     The proxy statement that accompanies this letter describes the matters which will be presented at the meeting: (1) the Election of Three Directors; and
(2) approval of the Company's Amended and Restated Stock Option Plan.

     If you intend to attend the Annual Meeting or send a representative please call us at the telephone number below so that we can be assured of having sufficient space for all. We will be pleased to provide directions to anyone so requesting. While we anticipate having the capacity to seat all who desire to attend, if many shareholders should attempt to attend without informing us we must reserve the right to limit attendance, with those who have called to reserve admission being assured of the right to admission.

     Whether or not you plan to attend the meeting in person it is important that your shares be voted at the meeting. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. Your vote is important, no matter how many shares you may own.

     Thank you for taking the time to review the enclosed materials.

                                    Very truly yours,


                                    /s/ David F. Marshall
                                   ----------------------------------
                                    David F. Marshall
                                    President and Chief Executive Officer


--------------------------------------------------------------------------------
Harbor Plaza, 470 Atlantic Avenue
Boston, Massachusetts 02210
Telephone: 888-867-0100

                         BERKSHIRE REALTY COMPANY, INC.
                               470 Atlantic Avenue
                          Boston, Massachusetts 02210


                     -------------------------------------
                     -------------------------------------
                            Notice of Annual Meeting
                                of Shareholders
                           To be Held on May 21, 1998
                     -------------------------------------
                     -------------------------------------

TO THE SHAREHOLDERS OF BERKSHIRE REALTY COMPANY, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Berkshire Realty Company, Inc. (the "Company") will be held on Thursday, May 21, 1998 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 9:00 a.m. (the "Meeting"), for the purpose of considering and acting upon the following matters, which are more fully described in the attached proxy statement:

      1. Election of Three Directors.

      2. Approval of the Company's Amended and Restated Stock Option Plan.

      3. Such other business as may properly be brought before the meeting. The Board of Directors at present knows of no other formal business to be brought before the meeting.

Following the official business, there will be a review of the results of operations for 1997 and management will review the Company's investments and discuss the future outlook of the Company. The Directors and management will be available for questions and discussion after the meeting.

The Board of Directors has fixed March 23, 1998 as the record date for the determination of the shareholders who will be entitled to vote and receive notice of such meeting or any adjournment or adjournments thereof. A list of such shareholders will be open to the examination of such shareholders for any purpose germane to the Meeting at the Meeting and during ordinary business hours for a period of ten days prior to the Meeting at the office of the Company at 470 Atlantic Avenue, Boston, Massachusetts 02210.


                                         /s/ Scott D. Spelfogel
                                         ----------------------------
                                         Scott D. Spelfogel
                                         Secretary

March 31, 1998



                     -------------------------------------
                     -------------------------------------

PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                     PROXY STATEMENT DATED MARCH 31, 1998

     This Proxy Statement is submitted to the Shareholders of Berkshire Realty Company, Inc. (the "Company") for solicitation of the accompanying proxy for use at the Annual Meeting of the Shareholders of the Company to be held, for the purposes set forth in this Proxy Statement, at 9:00 a.m. on Thursday, May 21, 1998 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, or any adjournment or adjournments thereof (the "Meeting"). The Company's principal executive offices are located at 470 Atlantic Avenue, Boston, Massachusetts 02210. This Proxy Statement, together with a Proxy Form, will be mailed to Shareholders on or about March 31, 1998.

                             REVOCABILITY OF PROXY
     The proxy is revocable by the Shareholders at any time before it is voted by filing a later dated proxy, by filing a written notice of revocation with Scott D. Spelfogel, Secretary of the Company, or by voting at the Meeting. Unless so revoked, properly executed proxies will be voted, and where choices are indicated on the proxy, they will be voted as specified, and if no choices are indicated, the proxies will be voted in favor of the proposals on the proxy.

                        PERSONS MAKING THE SOLICITATION
   The solicitation is made by the Board of Directors of the Company.

                                 SOLICITATION

     Solicitation of proxies is to be made by the use of the mails. In addition, representatives of the Company may, under instructions from the Board of Directors and acting only for the Company, solicit such proxies for the Board of Directors in person or by means of telephone calls. The Company does not currently intend to hire a proxy solicitation firm, but may do so in its discretion if necessary to obtain a quorum for the Meeting. The anticipated cost of engaging such a firm could exceed $100,000. The Company will pay all expenses in connection with the solicitation of these proxies.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only Shareholders of the Company of record at the close of business on March 23, 1998 ( the "Record Date") will be entitled to vote at the Meeting. As of March 2, 1998 there were 36,656,925 shares of the Company's common stock ("Common Stock") outstanding and 2,737,000 shares of the Company's Series 1997-A Convertible Preferred Stock (the "Preferred Stock") outstanding. Each share of Common Stock is entitled to one vote. Holders of the Preferred Stock are entitled to vote on an "as converted basis", together with the holders of Common Stock as one class on all matters on which the holders of Common Stock are entitled to vote. Each share of the Preferred Stock is convertible, subject to the terms of the Certificate of Designation with respect thereto, into 2.0756 shares of Common Stock based on a conversion price of $12.04. Accordingly, as of March 2, 1998, each share of Preferred Stock was entitled to 2.0756 votes. The conversion price (and thus the ratio) was effective as of March 2, 1998 and therefore is subject to future adjustment under certain circumstances. This number of votes will be adjusted on the Record Date in the event of an adjustment to the conversion price of the Preferred Stock on or prior to the Record Date. No Shareholder has cumulative voting rights. The holders of a majority of the aggregate of the Company's outstanding common stock and the outstanding Preferred Stock, on an "as-converted" basis, represented in person or by proxy, constitute a quorum at the Meeting, but if less than a quorum is present, a majority in interest of those present or the presiding officer may adjourn the Meeting. The Company's by-laws require that elections be by a plurality and that matters be approved by a majority of the votes cast unless a higher number is required for a particular proposal by the certificate of incorporation, by-laws or applicable law. Holders of the Preferred Stock, voting as a separate class, are entitled to elect one director (the "Series 1997-A Preferred Director") to the Board of Directors. The Series 1997-A Preferred Director is a Class 3 Director whose term expires in the year 1999. For purposes of Proposal No. 1 (Election of Directors) proxy cards marked to indicate an abstention will be counted in determining the presence of a quorum, but will not be considered to be a vote cast. For purposes of Proposal No. 2 (Approval of the Company's Amended and Restated Stock Option Plan) proxy cards marked to indicate an abstention will be counted in determining a quorum, and will be considered to be "no" votes. Broker non-votes (proxy cards returned unmarked as to a proposal by brokers) will be counted in determining the presence of a quorum but will have no effect on the approval or disapproval of any of the proposals. There are no rights of appraisal or similar rights of dissenters with respect to Proposal No. 1 or Proposal No. 2.

     The following table sets forth certain information with respect to the beneficial ownership of certain voting securities of the Company by all persons known by the Company to own beneficially more than 5% of the shares of any class of the Company's stock, each of the Company's Directors, the named executive officers and by all Directors and executive officers as a group, as of March 2, 1998:


                               Name and Address                Amount and Nature of      Percentage
  Title of Class            of Beneficial Owner(1)            Beneficial Interest(2)     of Class(3)
-----------------   --------------------------------------   ------------------------   ------------
PREFERRED STOCK
-----------------
Preferred Stock     Cudd & Co.                                 188,552 Shares               6.9%
                    599 Lexington Avenue
                    New York, NY 10022
Preferred Stock     Paul D. Kazilionis                       2,337,000 Shares(4)(5)        85.4%
Preferred Stock     Westbrook Berkshire                        254,117 Shares               9.3%
                    Co-Holdings, L.L.C.
                    599 Lexington Avenue
                    New York, NY 10022
Preferred Stock     Westbrook Berkshire                      2,082,883 Shares(5)           76.1%
                    Holdings, L.L.C.
                    599 Lexington Avenue
                    New York, NY 10022
Preferred Stock     All Directors and Executive
                    Officers as a group                      2,337,000 Shares              85.4%
COMMON STOCK
-----------------
Common Stock        Terrance Ahern                                  0                          (6)
Common Stock        David M. deWilde                            16,800 Shares(7)               (6)
Common Stock        Paul Finnegan                               16,000 Shares(8)               (6)
Common Stock        Ridge Frew                                  78,838 Shares(9)               (6)
Common Stock        Laurence Gerber                            215,000 Shares(10)              (6)
Common Stock        Charles Goldberg                            14,000 Shares(11)              (6)
Common Stock        Paul Kazilionis                                 0                          (6)
Common Stock        Douglas Krupp                            5,682,319 Shares(12)          13.6%
Common Stock        David Marshall                             297,147 Shares(13)              (6)
Common Stock        David Olney                                 90,335 Shares(14)              (6)
Common Stock        Marianne Pritchard                          91,228 Shares(15)              (6)
Common Stock        E. Robert Roskind                           28,000 Shares(16)              (6)
Common Stock        Arthur Solomon                                  0                          (6)
Common Stock        Dennis Suarez                               46,735 Shares(17)              (6)
Common Stock        All Directors and Executive Officers     6,769,762 Shares(18)          15.9%
                    as a group

(1)The address of each person, except as noted, is c/o Berkshire Realty Company, Inc., 470 Atlantic Avenue, Boston, Massachusetts 02210.

(2)Information relating to beneficial ownership is based upon information furnished by each person (except for Cudd & Co., Westbrook Berkshire Holdings, L.L.C., and Westbrook Berkshire Co-Holdings, L.L.C) using "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission (the "SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table. Information with respect to Cudd & Co., Westbrook Berkshire Holdings, L.L.C. and Westbrook Berkshire Co-Holdings, L.L.C. is based on the Company's stock ledger records.

(3)Any Common Stock not outstanding which is subject to options or conversion privileges which the beneficial owner had the right to exercise as of March 2, 1998 or within 60 days thereof shall be deemed outstanding for purposes of computing the percentage of Common Stock owned by such beneficial owner but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other beneficial owner. However, for purposes of determining the percentage of Common Stock owned by the Directors and Officers as a group, any Common Stock not outstanding which is subject to options or conversion privileges which a member of the group had the right to exercise as of March 2, 1998 or within 60 days thereafter shall be deemed outstanding for purposes of computing the percentage of ownership of the group.

(4)Mr. Kazilionis is an indirect beneficial owner of the 2,082,883 shares of Preferred Stock held by Westbrook Berkshire Holdings, L.L.C. and the 254,117 shares of Preferred Stock held by Westbrook Berkshire Co-Holdings, L.L.C., by virtue of being the managing principal of Westbrook Real Estate Partners, L.L.C., an affiliate of Westbrook Berkshire Holdings, L.L.C. and Westbrook Berkshire Co-Holdings, L.L.C. Mr. Kazilionis has shared voting and investment powers for these shares.

(5)As described above, holders of the Preferred Stock are entitled to vote on an "as converted basis" together with the holders of the Common Stock (collectively, the "Voting Securities"). The following beneficial owners of Preferred Stock held greater than 5% of the Voting Securities outstanding as of March 2, 1998: Paul Kazilionis indirectly held 11.5 % of the Voting Securities, and Westbrook Berkshire Holdings, L.L.C. held 10.2% of the Voting Securities.

(6)The amount owned does not exceed one percent of the Common Stock of the Company outstanding as of March 2, 1998.

(7)Mr. deWilde directly owns 2,800 shares of Common Stock. In addition, Mr. deWilde has the right to acquire 14,000 shares of Common Stock pursuant to Options.

(8)Mr. Finnegan directly owns 700 shares of Common Stock. He disclaims beneficial ownership of 300 shares of Common Stock owned by his wife. In addition, Mr. Finnegan has the right to acquire 15,000 shares of Common Stock pursuant to Options.

(9)Mr. Frew directly owns 42,838 shares of Common Stock. In addition, Mr. Frew has the right to acquire 36,000 shares of Common Stock pursuant to Options.

(10)Mr. Gerber resigned as the Chief Executive Officer as of February 28, 1997. He directly owns 15,000 shares of Common Stock and he has the right to acquire 200,000 shares of Common Stock pursuant to Options.

(11)Mr. Goldberg owns no shares directly. Mr. Goldberg has the right to acquire 14,000 shares of Common Stock pursuant to Options.

(12)Mr. Krupp directly owns 10,100 shares of Common Stock and is an indirect beneficial owner of the 512,203 shares of Common Stock held by Berkshire Realty Advisors Limited Partnership, the former advisor to the Company, by virtue of being a director of BRF Corporation, the general partner of Berkshire Realty Advisors Limited Partnership. Mr. Krupp disclaims beneficial ownership of 15,950 shares of Common Stock owned by various members of his family. Further, Mr. Krupp, is an indirect beneficial owner of 5,344,066 units ("Operating Partnership Units") in BRI OP Limited Partnership ("BRI OP"), the operating partnership of which the Company is a special limited partner. Typically, holders of Operating Partnership Units acquire conversion rights one year and ten days from the date of issuance whereupon the Operating Partnership Units are redeemable on a one-for-one basis for shares of Common Stock or at the Company's election, for cash. Of the Operating Partnership Units referred to above, 5,144,066 have acquired conversion rights as of March 2, 1998 or will acquire such rights within 60 days thereafter. In the case where Mr. Krupp is a beneficial owner (but not a direct owner) of shares, he has shared voting and investment powers.

(13)Mr. Marshall directly owns 90,804 shares of Common Stock. He disclaims beneficial ownership of 6,343 shares of Common Stock owned by various members of his family. In addition Mr. Marshall has the right to acquire 200,000 shares of Common Stock pursuant to Options.

(14)Mr. Olney directly owns 45,335 shares of Common Stock. In addition, Mr. Olney has the right to acquire 45,000 shares of Common Stock pursuant to Options.

(15)Ms. Pritchard directly owns 44,228 shares of Common Stock. In addition, Ms. Pritchard has the right to acquire 47,000 shares of Common Stock pursuant to Options.

(16)Mr. Roskind directly owns 15,000 shares of Common Stock. In addition, Mr. Roskind has the right to acquire 13,000 shares of Common Stock pursuant to Options.

(17)Mr. Suarez directly owns 3,235 shares of Common Stock. In addition, Mr. Suarez has the right to acquire 43,500 shares of Common Stock pursuant to Options.

(18)All Directors and Executive Officers as a group directly or indirectly own 944,196 shares of Common Stock. In addition, all Directors and Officers as a group have the right to acquire shares of Common Stock pursuant to 681,500 Options. All Directors and Executive Officers as a group, directly or indirectly own 5,344,066 Operating Partnership Units in BRI OP. Typically, holders of Operating Partnership Units acquire conversion rights one year and ten days from the date of issuance whereupon the Operating Partnership Units are redeemable on a one-for-one basis for shares of Common Stock or at the Company's election, for cash. 5,144,066 of these Operating Partnership Units have acquired conversion rights as of March 2, 1998 or will acquire such rights within 60 days thereafter.

     No director, officer or affiliate of the Company or any associate of such director, officer or affiliate is a party adverse to the Company (or any of its subsidiaries) or has a material interest adverse to the Company (or any of its subsidiaries) in any material proceedings.

     A list of Shareholders as of the Record Date will be open to the examination of such Shareholders for any purpose germane to the Meeting at the Meeting and during ordinary business hours for a period of ten days prior to the Meeting at the office of the Company at 470 Atlantic Avenue, Boston, Massachusetts 02210.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires directors and executive officers of the Company, and persons who own more than 10% of the issued and outstanding shares of Common Stock, to file reports of beneficial ownership with the Securities and Exchange Commission (the "Commission"). Directors, executive officers and greater than 10% stockholders are required by Commission regulation to furnish the Company copies of all
Section 16(a) forms they file.

     Based on a review of the copies of the forms furnished to the Company or representations by reporting persons, all of the filing requirements applicable to its officers, directors and greater than 10% stockholders were met for the year ended December 31, 1997 except for the late filing by the Company of two Form 4 reports with respect to two transactions for David deWilde.


                  DIRECTORS, EXECUTIVE OFFICERS AND PROPOSALS


                                PROPOSAL NO. 1


                             ELECTION OF DIRECTORS

     Pursuant to the Company's Restated Certificate of Incorporation, as amended, and By-laws, the Directors (other than those who may be elected by the holders of any class or series of stock having a preference as to dividends or upon liquidation) are to be, and have been classified, with respect to the time for which they severally hold office, into three classes, with one class to be elected annually. One Class 3 Director (the Series 1997-A Preferred Director) is elected solely by the holders of the Series 1997-A Preferred Stock. In 1998, the Class 2 Directors must be elected; the Company currently has three Class 2 Directors, all of whom have been nominated for reelection by the Board of Directors for a term expiring in the year 2001. The election will be decided by a plurality vote.

     The following table sets forth the names and ages of each Director of the Company and of the nominees for election as a Director, their offices with the Company, their term of office as a Director and any periods during which they have served as such:

                                                                                    No. of Years
Name and Principal Offices with the Company      Age     Class     Term Expires       Director
---------------------------------------------   -----   -------   --------------   -------------
                                         NOMINEES:
Terrance R. Ahern, Director(1)                   42       2           1998              0(2)
E. Robert Roskind, Director(1,3)                 53       2           1998              8
Arthur P. Solomon, Director                      58       2           1998              0(2)


                                                                                    No. of Years
Name and Principal Offices with the Company      Age     Class     Term Expires       Director
---------------------------------------------   -----   -------   --------------   -------------
                    DIRECTORS NOT STANDING FOR ELECTION IN 1998:
Charles N. Goldberg, Director(1)                 56       3           1999               8
Paul D. Kazilionis, Series 1997-A Preferred
 Director                                        40       3           1999               0(2)
Douglas Krupp, Chairman of the Board,
 Director                                        51       3           1999               2
David M. deWilde, Director(1,3)                  57       1           2000               5
J. Paul Finnegan, Director(1,3)                  73       1           2000               8
David F. Marshall, Director, President and                                               1
 Chief Executive Officer                         50       1           2000

(1)Member of the Audit Committee
(2)Elected October 9, 1997 to fill vacancy
(3)Member of the Compensation Committee

     Terrance R. Ahern is a co-founder and principal of The Townsend Group, an institutional real estate consulting firm which represents primarily tax-exempt clients such as public and private pension plans, endowment, foundation and multi-manager investments. Mr. Ahern is a member of the Board of Directors of the Pension Real Estate Association (PREA). He was formerly a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Prior to founding The Townsend Group, Mr. Ahern was a Vice President of a New York based real estate investment firm and was engaged in the private practice of law. Mr. Ahern received a B.A. and J.D. from Cleveland State University.

     E. Robert Roskind is the Chairman and Co-Chief Executive Officer of Lexington Corporate Properties, a self-administered REIT, the shares of which are listed on the NYSE. Mr. Roskind is also the Managing Partner of The LCP Group, a real estate investment firm based in New York, the predecessor of which he co-founded in 1974. He currently serves as a trustee of Krupp Government Income Trust and Krupp Government Income Trust II. He holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Columbia Law School. He has been a member of the New York Bar since 1970.

     Arthur P. Solomon is a Managing Director of Lazard Freres & Co. LLC and head of the firm's Real Estate Group. Previously, Mr. Solomon was a Partner and head of real estate investment banking at Drexel Burnham Lambert. Before that, he was Chief Executive Officer of the predecessor of The Berkshire Group during 1983 to 1985 and, from 1982 to 1983, Executive Vice President and Chief Financial Officer of the Federal National Mortgage Association. Prior to that, Mr. Solomon was Senior Vice President/Chief Planning Officer for Sears Roebuck & Company. He also was a tenured faculty member at Massachusetts Institute of Technology specializing in urban economics, housing and finance, and at the same time served as the Executive Director of the Harvard-MIT Joint Center for Urban Studies. He served on the President's Task Force on Domestic and Intergovernmental Affairs during the Johnson Administration. He holds a B.A. from Brown University, an M.A. from Trinity College and a Ph.D. in Economics from Harvard University.

     Charles N. Goldberg is of counsel to the law firm of Broocks, Baker & Lange, L.L.P. Prior to joining Broocks, Baker & Lange, L.L.P., Mr. Goldberg was a partner in the law firm of Hirsch & Westheimer from March of 1996 to December of 1997. Prior to Hirsch & Westheimer, he was the Managing Partner of Goldberg Brown, Attorneys at Law from 1980 to March of 1996. He currently serves as a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II. He received a B.B.A. degree and a J.D. degree from the University of Texas. He is a member of the State Bar of Texas and is admitted to practice before the U.S. Court of Appeals, Fifth Circuit and U.S. District Court, Southern District of Texas.

     Paul D. Kazilionis is a managing principal and a co-founder of Westbrook Partners, L.L.C., an investment advisor to institutional investors. Prior to co-founding Westbrook, Mr. Kazilionis spent 12 years at Morgan Stanley ultimately serving as Managing Director of Morgan Stanley Realty and President of the general partner of the Morgan Stanley Real Estate Fund responsible for Morgan Stanley principal investing in real estate. Mr. Kazilionis received a B.A. degree from Colby College in 1979 and a M.B.A. degree from the Amos Tuck School of Business Administration in 1982.

     Douglas Krupp co-founded and serves as Chairman and Chief Executive Officer of The Berkshire Group, an integrated real estate financial services firm engaged in real estate acquisition and property management, mortgage banking, health care facility ownership and financial management. Mr. Krupp is a Director of Harborside Healthcare Corporation, a Trustee of Krupp Government Income Trust and Krupp Government Income Trust II, and a member of the Board of Trustees at Brigham & Women's Hospital. He is a graduate of Bryant College where he received an honorary Doctor of Science in Business Administration in 1989 and was elected trustee in 1990.

     David M. deWilde has been a Managing Partner of LAI, an executive search firm headquartered in New York City, since January 1998. Prior to that he was Chief Executive Officer of Chartwell Partners International, Inc., an executive search firm headquartered in San Francisco, which was founded by Mr. deWilde in 1989. Previously, Mr. deWilde was Managing Director of Boyden International, Inc. Mr. deWilde is currently on the Board of Directors of Silicon Valley Bancshares. Mr. deWilde was Executive Vice President for Policy and Planning of the Federal National Mortgage Association from 1981 until 1983. His prior public service roles included President of the Government National Mortgage Association, Deputy Commissioner of the Federal Housing Administration and Deputy Assistant Secretary of the Department of Housing and Urban Development. Mr. deWilde's private sector background includes investment banking experience both as Managing Director of Lepercq de Neuflize & Co. from 1977 until 1981, and with Lehman Brothers, Inc., and legal experience. He holds an A.B. degree from Dartmouth College, a L.L.B. degree from the University of Virginia and a M.S. degree in Management from Stanford University. He is a member of the Bars of the State of New York and Washington, D.C.

     J. Paul Finnegan retired as a partner of Coopers & Lybrand, LLP in 1987. Since then, he has been engaged in business as a consultant, a director and arbitrator. Mr. Finnegan holds a B.A. degree from Harvard College, a J.D. degree from Boston College Law School and an A.S.A. degree from Bentley College. Mr. Finnegan currently serves as a Trustee of Krupp Government Income Trust and as a Trustee of Krupp Government Income Trust II. He is also currently a Director at Scituate Federal Savings Bank. Mr. Finnegan is a Certified Public Accountant and an attorney.

     David Marshall was elected President of the Company on March 1, 1996 and Chief Executive Officer on February 28, 1997. He was previously President of Berkshire Realty Affiliates, the former advisor to the Company and a member of The Berkshire Group. Before joining The Berkshire Group in 1986, Mr. Marshall was President of Resource Savings Association. Prior to that, Mr. Marshall served as a Vice President of Citicorp Real Estate, Inc. He holds a B.S. degree from Michigan State University and a M.B.A. degree from the University of Michigan.

     The Board of Directors of the Company recommends a vote for election of the three nominees.


                                PROPOSAL NO. 2


                                APPROVAL OF THE
                         BERKSHIRE REALTY COMPANY, INC.
                              AMENDED AND RESTATED
                               STOCK OPTION PLAN

     The Berkshire Realty Company, Inc. 1996 Stock Option Plan (the "Plan") was adopted by the Board of Directors on February 8, 1996 and became effective upon approval of the shareholders on May 2, 1996 (the "Original Effective Date"). Pursuant to the Plan, The Compensation Committee (the "Committee") may grant stock options to key employees and consultants; and stock options are granted to non-employee directors of the Company. References herein to the "Company" shall include Berkshire Realty Company, Inc.; its operating partnership, BRI OP Limited Partnership, a Delaware limited partnership; and their respective subsidiaries.

     In February, 1998, subject to shareholder approval at the Meeting, the Board of Directors of the Company amended and restated the Plan as the "Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan" (the "Amended Stock Plan") principally in order to increase the number of shares of common stock ("Shares") available for awards from 1,500,000 to 3,350,000, and to reflect recent changes in the rules promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). The text of the Amended Stock Plan is set forth in the Appendix to this Proxy Statement. The following is a summary of the material features of the Amended Stock Plan, and does not purport to be a complete statement of the Amended Stock Plan's terms. It is subject to and qualified in its entirety by reference to the Appendix.

Purpose
     The purpose of the Amended Stock Plan is to stimulate the efforts of key employees and consultants on behalf of the Company, to heighten the desire of such key employees to continue in employment with the Company, to assist the Company in competing effectively with other enterprises for the services of new employees and consultants necessary for the continued improvement of the Company's operations, and to attract and retain the best available personnel for service as directors of the Company.

     There are 3,350,000 shares of Common Stock authorized for non-qualified and incentive stock option grants under the Amended Stock Plan, which are subject to adjustment in the event of stock splits, stock dividends and other situations.

Employee and Consultant Participants

     Participants in the Amended Stock Plan are selected by the Committee and consist of key employees and consultants (including, but not limited to, key employees of companies providing services to the Company.) There are currently approximately 75 persons in the class of key employees and there are currently less than 20 persons in the class of consultants. No option may be granted to any participant if immediately after the grant of such option such participant would own stock, including stock subject to outstanding options held by him or her, amounting to more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary. In addition prior to the approval of the Amended Stock Plan, no participant may be granted in any one year options to purchase shares of Common Stock in excess of one (1%) of the total number of shares of the Company's Common Stock outstanding on January 1, 1996. After shareholder approval of the Amended Stock Plan, no Participant may be granted in any one year options to purchase shares of Common Stock in excess of one (1%) of the total number of shares of the Company's Common Stock outstanding on January 1, 1998.

Non-Employee Director Formula Grants

     The Amended Stock Plan also provides for formula grants for non-employee directors that are designed to comply with the provisions of Rule 16b-3 under the Exchange Act. There are currently seven non-employee directors comprising this class. As of the effective date of the Berkshire Realty Company, Inc. 1996 Stock Option Plan, each of the four non-employee directors then serving on the Board of Directors received an initial stock option grant of 12,000 shares. Thereafter, each new non-employee director has received and additional new non-employee directors will receive an initial stock option grant of 5,000 shares upon his or her appointment or election as a non-employee director. Each non-employee director continuing in office in the past has received and each non-employee director continuing in office in the future will receive an annual stock option grant of 3,000 shares on the date of each annual shareholder meeting. In addition as of the effective date of the Plan, each non-employee director serving on the Audit Committee or the Compensation Committee of the Board of Directors (or both) received an additional initial stock option grant of 1,000 shares and has received and will continue to receive additional annual stock option grants of 1,000 shares for each such committee served on. The chair of each such committee received (in lieu of said 1,000 share grant) an additional initial stock option grant of 2,000 shares and has received and will continue to receive (in lieu of said 1,000 share grant) additional annual stock option grants of 2,000 shares for each such committee chaired. Each new non-employee director appointed to the Audit or Compensation Committee has received and additional new non-employee directors appointed to the Audit or Compensation Committee will receive an initial stock option grant of 1,000 shares for each such committee served on as of the date of the first meeting that he or she serves as a committee member and further each such new non-employee director will receive additional annual stock option grants of 1,000 shares, thereafter. Each non-employee director's option has a 10 year term and becomes exercisable beginning one year from the date of the annual meeting of shareholders on which date the options were granted. If a non-employee director is elected or appointed on a date not coincident with an annual meeting, his or her initial grant becomes exercisable beginning one year from the date of the next occurring annual meeting. If a non-employee director dies or becomes disabled, his or her options become fully exercisable during the 12 months following the date of his or her death or disablement. If a non-employee director retires from service as a director at or after age 62, his or her options that are vested become exercisable for a period of 12 months following retirement. In all other cases, a non-employee director's options that are vested upon termination of service remain exercisable for 90 days following the date of his or her termination of service.

Administration

     The Amended Stock Plan is administered by the Committee. Currently, the Committee consists of three independent directors appointed by the Board of Directors. The Board of Directors may fill vacancies and may from time to time remove or add members. All members of the Committee are expected but not required to be "Non-Employee Directors" (within the meaning of Rule 16b-3 of the Exchange Act) and "Outside Directors" (within the meaning of Section 162 (m) of the Internal Revenue Code of 1986 (the "Code")) to the extent that Rule 16b-3 and Code Section 162 (m), respectively, are applicable to the Company and the Plan.

     The Board of Directors may periodically adopt rules and regulations for carrying out the Amended Stock Plan and amend the Amended Stock Plan as desired without further action by the Company's stockholders except as required by applicable law and provided further that any such amendment or termination that would impair the rights of any participant or any holder or any beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected participant.

Termination

     The Amended Stock Plan will continue in effect until all shares of stock available for grant have been acquired through exercise of options, or for a term of five (5) years from the Original Effective Date, whichever is earlier. The Amended Stock Plan may be terminated at such earlier time as the Board of Directors may determine. Termination of the Plan does not affect the survival of options then outstanding.

Terms of Stock Options

     Awards under the Amended Stock Plan consist of non-qualified stock options
(NSOs) and incentive stock options (ISOs). Options granted pursuant to the Amended Stock Plan to key employees and consultants who are not non-employee directors need not be identical.

     The purchase price under each option is established by the Committee but in no event will the option price be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The option price must be paid in full at the time of exercise. The price may be paid in cash or, as acceptable to the Committee, by loan made by the Company to the participant, by arrangement with a broker where payment of the option price is guaranteed by the broker, by the surrender of shares of the Company owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing equal to the option price.

     Options granted must expire within a period of not more than ten (10) years from the grant date. Options for key employees and consultants who are not non-employee directors will have such other terms and be exercisable in such manner and at such times as the Committee may determine. An option agreement for key employees and consultants who are not non-employee directors may provide for accelerated exercisability in the event of the employee or consultant's death, disablement or retirement or other events in accordance with policies established by the Committee.

     Subject to modification of the following terms in connection with the entering into, extension or modification of an employment agreement, if the Board of Directors determines that an employee or consultant other than a non-employee director in the Amended Stock Plan has committed certain defined acts of misconduct such as embezzlement, fraud, dishonesty, breach of fiduciary duty or deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company, neither the participant nor his or her estate would be entitled to exercise any option whatsoever.

     Each option shall be exercisable only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative and except as otherwise provided in an applicable option agreement, no option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, the Committee has the discretion under the Amended Stock Plan to provide that options granted under the Amended Stock Plan that are not intended to qualify as incentive stock options may be transferred without consideration to certain family members or trusts, partnerships or limited liability companies whose only beneficiaries or partners are the original grantee and/or such family members.

     The Committee may, at any time prior to exercise and subject to consent of the participant, amend, modify or cancel any option previously granted and may or may not substitute in their place options at a different price and of a different type under different terms or in different amounts.

Federal Income Tax Consequences
     The following summary of the Federal income tax consequences of the grant and exercise of non-qualified and incentive stock options awarded under the Amended Stock Plan, and the disposition of Shares purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

     No income will be realized by an optionee upon grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code of compensation paid to executives designated in those sections. The optionee's tax basis in the underlying shares acquired by exercise of a non-qualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the non-qualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a non-qualified stock option will begin on the date of exercise of such option.

     Pursuant to currently applicable rules under section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise. Under current law, the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's Board of Directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (i) or (ii) above will be the date of exercise.

     The payment by an optionee of the exercise price, in full or in part, with previously acquired Shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired Shares to the Company, and Shares received by the optionee, equal in number to the previously surrendered Shares, will have the same tax basis as the Shares surrendered to the Company and will have a holding period that includes the holding period of the Shares surrendered. The value of Shares received by the optionee in excess of the number of Shares surrendered to the Company will be taxable to the optionee. Such additional Shares will have a tax basis equal to the fair market value of such additional Shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

     The Code requires that, for incentive stock option treatment, Shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liabil-ity at the time of grant or upon exercise of such options. However, the Spread will be an "item of tax preference" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the Shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the Shares will constitute long-term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to the Company for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such Shares, the optionee will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections.

New Plan Benefits

     The Committee has full discretion to determine the number and amount of options to be granted to key employees and consultants under the Amended Stock Plan subject to an annual limitation on the total number of options that may be granted to any key employee or consultant. Given the discretionary nature of the Amended Stock Plan, the amount of shares represented by options to be received by participants in the current and any future fiscal years is not determinable. The grant of options to non-employee directors will be automatic under the Amended Stock Plan, and may not be amended more frequently than once every six months. With respect to the grant of options to non-employee directors under the Amended Stock Plan (assuming stockholder approval ), 21,000 units shall be allocated to the non-employee directors as a group on the date of the Annual Meeting.

                               NEW PLAN BENEFITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan
--------------------------------------------------------------------------------

         Name and Position             Dollar Value     Number of Units
--------------------------------------------------------------------------------

Non-Employee Directors as a Group          N/A             21,000*


*Non Qualified Stock Options

     The affirmative vote of the holders of a majority of the Voting Securities voting on this proposal is required to approve the Amended Stock Plan, provided that the total vote cast on this proposal represents over fifty percent of the Voting Securities.

     The Board of Directors Recommends a Vote for Proposal No. 2.


                              EXECUTIVE OFFICERS

     The following sets forth the names and ages of the Executive Officers of the Company, their offices with the Company and the date such Executive Officers were first elected to their respective offices. Each Executive Officer of the Company is elected annually by the Board of Directors for the ensuing year or until a successor is elected and qualified.

David Marshall, age 50, is President and Chief Executive Officer. He was elected President March 1, 1996, and Chief Executive Officer February 28, 1997.

Ridge Frew, age 49, is Executive Vice President and Chief Operating Officer. Mr. Frew was Executive Vice President of Property Operations from February 28, 1997 until his promotion as of January 1, 1998.

Marianne Pritchard, age 48, is Executive Vice President and Chief Financial Officer. Ms. Pritchard was Senior Vice President and Chief Financial Officer from March 1, 1996 until her promotion as of January 1, 1998.

David Olney, age 37, is Executive Vice President and Chief Investment Officer. Mr. Olney was Senior Vice President of Acquisitions from March 1, 1996 until his promotion as of January 1, 1998.

Dennis Suarez, age 44, is Senior Vice President of Development. He was elected March 1, 1996.

Stephen M. Gorn, age 46, has been President of the Mid-Atlantic Division since his election on November 14, 1997.

James Jackson, age 63, is Vice President of Human Resources. He was elected February 28, 1997.

Kenneth Richard, age 42, is Senior Vice President of Finance and Accounting and Chief Accounting Officer. Mr. Richard was Vice President of Finance and Accounting following his election on May 13, 1997 until his promotion as of January 1, 1998.

Scott D. Spelfogel, age 37, is Secretary. He was elected Assistant Secretary May 7, 1991, and Secretary May 2, 1996.

     Information on Mr. Marshall appears above.

     Ridge B. Frew is the Executive Vice President and Chief Operating Officer for the Company and is responsible for the management of the Company's multifamily property portfolio located primarily in the MidAtlantic and Southeast regions of the United States, Florida and Texas. Prior to that, he was a Divisional Vice President with Berkshire Property Management. Before joining Berkshire Property Management, Mr. Frew was President and Chief Executive Officer of McKinley Properties, responsible for the management and disposition of over 14,000 residential units and five million square feet of commercial space located in 16 states. Prior to that, he served as Vice President of Olind Jenni Properties and Director of Property Management for Nevada Savings and Loan. Mr. Frew received his B.A. degree from the University of Nevada.

     Marianne Pritchard is the Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company, she was Senior Vice President and Chief Financial Officer of Berkshire Realty Affiliates, the advisor and property manager for the Company and several affiliated real estate investment companies. Prior to that, she was Vice-President and Controller of Liberty Real Estate Group, a subsidiary of Liberty Mutual Insurance Company from July 1989 to August 1991. She received her B.B.A. degree in Accounting from the University of Texas. She is a Certified Public Accountant.

     David J. Olney is the Executive Vice President and Chief Investment Officer with responsibility for all acquisitions, property sales, finance and other asset management activities for the Company. Previously, he held a similar position with The Berkshire Group and has held several positions within The Berkshire Group since 1986. Mr. Olney received a B.S. degree from Bryant College and a M.B.A. degree from Babson College.

     Dennis Suarez has been Senior Vice President of Development since March 1, 1996. Prior to being elected to this position on March 1, 1996, he served in a similar position with Berkshire Multifamily Development Corporation, a member of The Berkshire Group, and was responsible for all development activities. Prior to that, he was Vice President of Construction for Lane Management, Realty Construction Corp. He earned Bachelor's degrees in Architecture and Building Construction from the University of Florida, and a B.A. degree in Interior Design from Southern College.

     Stephen M. Gorn was elected President of the Mid-Atlantic Division of the Company on November 14, 1997. He was previously President of The Questar and Gorn Management Companies and is currently the President of Questar Builders, Inc. and Questar Properties, Inc., developers, builders, owners and managers of residential properties. Mr. Gorn has been a managing general partner of more than 25 real estate partnerships owning various apartment communities and commercial real estate. He holds a B.A. degree from the University of Pennsylvania.

     James Jackson has been the Vice President of Human Resources for the Company since February 28, 1997. Prior to being elected to this position, he held a similar position with The Berkshire Group since 1987. Prior to that, he held the positions of Vice President of Human Resources for Helix Technology and GSX Corporation. He received an A.B. degree from Brown University, a M.S. degree from Union College, and a J.D. degree from Harvard University. He is admitted to the bar in Illinois and Massachusetts.

     Kenneth J. Richard is the Senior Vice President of Finance and Accounting and Chief Accounting Officer for the Company. Prior to his joining the Company, he was Vice President and Treasurer for The Beacon Companies, a developer, owner and manager of commercial properties, from 1994 to 1997. Prior to joining The Beacon Companies, Mr. Richard was Vice President and Chief Financial Officer of The Codman Company, Inc., a real estate brokerage and management firm in Boston, from 1991 to 1994. Mr. Richard holds a B.S. degree in Business Administration from Northeastern University. Mr. Richard is a Certified Public Accountant.

     Scott D. Spelfogel is the Secretary of the Company. He is also the Senior Vice President and General Counsel to The Berkshire Group. Before joining The Berkshire Group in November 1988, he was in private practice in Boston. He received a B.S. degree in Business Administration from Boston University, a J.D. degree from Syracuse University's College of Law, and a L.L.M. degree in Taxation from Boston University Law School. He is admitted to the bar in Massachusetts and New York.

     There are no family relationships amongst the Executive Officers and Directors.

Related Party Transactions
     Mr. Krupp, by virtue of indirect ownership interests in The Berkshire Companies Limited Partnership and its affiliates ("BCLP"), is deemed to have direct or indirect material interests in certain transactions.

     For the first two months of 1997, the Company had property management agreements with BCLP for services as management agent to the Company's multifamily properties. Such agreements provided for property management fees payable monthly at the rate of 5% of the gross receipts from multifamily properties under management. BCLP was also entitled to reimbursement for certain expenses incurred in connection with the operation of the properties including accounting, computer support, risk management, real estate tax services and administration (the "Reimbursements").

     On February 28, 1997, the Company acquired an assembled work force and certain assets of BCLP for approximately 1.7 million Operating Partnership Units, which had a value of approximately $17.6 million as of the pricing date ("Property Manager Transaction"). As a result of the Property Manager Transaction, effective March 1, 1997, the Company no longer pays management fees and the Reimbursements to BCLP for the management operations of its multifamily portfolio. In addition, the Company receives management fees and reimbursements associated with 22 third-party management contacts acquired. Those contracts are primarily with partnerships affiliated with Mr. Krupp. The Company received management fees and reimbursements of $2,763,000 related to affiliated third-party management contracts for the year ended December 31, 1997.

     Throughout 1997, the Company engaged BCLP to manage its retail assets for fees payable at the rate of 6% of gross receipts. BCLP was also entitled to the Reimbursements with respect to the operation of the commercial properties. Subsequent to December 31, 1997, as a result of the sale of the Company's remaining retail assets, the management contracts were terminated.

     The Company entered into an Administrative Services Agreement with BCLP whereby each party will provide certain administrative services to the other party. Pursuant to this Agreement, BCLP provides services related to computer systems support, legal services, investor records and office administration and the Company provides human resources services, insurance and real estate tax support.

     In February of 1996, the Company became self-administered by acquiring the assembled work force and other assets of BCLP which had previously provided advisory and development services to the Company. On the date of the transaction, BCLP received 1.3 million Operating Partnership Units which were valued at $13 million. Pursuant to the transaction, additional Operating Partnership Units are to be issued to BCLP if the Company's common stock is equal to or greater than certain established benchmark prices within a six year period from the date of the acquisition. The Company achieved share price benchmarks on March 19, 1997 and October 9, 1997, and issued 109,091 and 100,000 Operating Partnership Units, respectively on those dates. The value of the additional Operating Partnership Units issued during 1997 was $2.4 million.


     In addition to the Units issued in connection with the Property Manager Transaction and the Advisor Transaction, amounts paid or accrued to BCLP or its affiliates during the year ending December 31, 1997 were as follows:


Property Management Fees                                                      $  902,931
Cost reimbursements related to the operation of the Company's properties      $  254,615
Fees and reimbursements for administrative services, net                      $1,324,263
                                                                              ----------
Charged to Operations                                                         $2,481,809

     Mr. Gorn by virtue of his position as the President and Chief Executive Officer of the Questar Companies is deemed to have direct or indirect material interests in the transaction whereby the Company acquired eighteen apartment communities from limited partnerships affiliated with the Questar Companies for a total purchase price of $171.4 million (the "Questar Transaction"). The purchase price was funded through the assumption of $128.7 million in debt, the issuance of $19.9 million in Operating Partnership Units, $4.7 million in Common Stock and cash of $18.1 million. The Company also entered into four separate agreements (the "Development Contribution Agreements") to acquire four additional apartment communities from Questar Builders, Inc. which were under development at the time of the Questar Transaction for a total purchase price of $74.4 million. One of the apartment communities was acquired on December 15, 1997 for $7.6 million.

     As a result of the Questar Transaction, the Company entered into a Development Acquisition Agreement with Questar Builders, Inc. pursuant to which the Company has an exclusive right to acquire all apartment communities developed by Questar Builders, Inc. which meet the Company's acquisition and development criteria. Questar Builders, Inc. will receive a development fee of 7% of the total development cost per property acquired by the Company.

     Mr. Gorn by virtue of an indirect ownership interest in GGC, L.L.C. ("GGC") is deemed to have direct or indirect material interests in the following transaction. On November 14, 1997 ("Funding Date"), a non-negotiable promissory note in the amount of $7,500,000 was issued by GGC to the Company. This note requires interest payments at an annual rate of 11.39% commencing December 1, 1997, and continuing until the outstanding balance is paid in full. A principal payment in the amount of $3,750,000, together with all accrued and unpaid interest and other charges thereunder, will be due and payable on the third anniversary of the Funding Date. A portion of the Units and Shares received by the members of GGC as a result of the Questar Transaction have been pledged as collateral for the promissory note. The remaining unpaid principal balance and accrued and unpaid interest and other charges will be due and payable on the fifth anniversary of the Funding Date. The Company recorded interest income of approximately $112,000 related to the promissory note for the year ended December 31, 1997.

     Also as a result of the Questar Transaction, the Company executed a five year lease with an affiliate of Mr. Gorn for 6,900 square feet of space at an annual gross rent of approximately $140,000. The Company incurred approximately $18,000 of rent expense related to the lease agreement for the year ended December 31, 1997.

     Pursuant to the Questar Transaction, the Company entered into separate five-year employment agreements with Stephen Gorn, his brother-in-law, John Colvin and his father, Morton Gorn. Each of these agreements commenced on November 14, 1997 (the "Commencement Date") and provide for annual base salary of $275,000, $125,000 and $50,000 respectively. Such salaries may be increased at the sole discretion of the Board of Directors. Further, the agreements provide for severance payments for each executive in the amount of the greater of (i) five years pay reduced by any salary payments previously paid or (ii) six months pay; provided that the executives are not entitled to these payments if they are terminated for cause or if they voluntarily terminate their employment prior to the later of (a) two years from the Commencement Date or (b) the last date upon which either the closings occur under the Development Contribution Agreements or such Development Contribution Agreements terminate in accordance with their terms.

     Mr. Kazilionis by virtue of his position as managing principal of Westbrook Real Estate Partners, L.L.C. ("Westbrook") is deemed to have direct or indirect material interests in the purchase of 2,337,000 shares of the Company's Series 1997-A Convertible Preferred Stock (the "Preferred Shares") at $25.00 per share made by affiliates of Westbrook on September 25, 1997. Mr. Kazilionis was elected as the Series 1997-A Preferred Director pursuant to the Certificate of Designation which entitles the holders of the Preferred Stock, voting as a class, to elect such a director.

     Mr. Marshall is indebted to the Company pursuant to a $1 million Stock Purchase Loan approved by the Board of Directors on February 28, 1997. On March 4, 1997, the loan proceeds were used to purchase 86,956 Shares of the Company's common stock at $11.50 per Share. The terms of the loan provide for, among other things, an interest rate of 7.8% per year payable quarterly and an annual forgiveness feature of 5% of the original principal so long as Mr. Marshall is employed by the Company. Additional annual forgiveness of up to another 5% may be granted if certain Company performance measures are met. The maximum forgiveness in one year is 10%. If Mr. Marshall terminates his employment, the loan is due and payable six months from termination. However, in the event of change of control of the Company, as defined in the loan agreement, any then outstanding principal and interest due shall be forgiven. In 1997, $100,000 of the principal amount of the loan was forgiven, resulting in an unpaid principal balance of $900,000 as of December 31, 1997.

     Subsequent to December 31, 1997, the Board of Directors approved three additional Stock Purchase Loans, each in the amount of $500,000 to Marianne Pritchard, David Olney and Ridge Frew. The loan proceeds were used to purchase 126,984 shares of the Company's Common Stock. The terms of the loans are similar to those of the President's Stock Purchase Loan.

Meetings of Board of Directors and Committees
     The Company has an Audit Committee which was established in June, 1991 and a Compensation Committee which was established in February, 1996. There is no Nominating Committee, nor is there any committee performing similar functions. Throughout 1997, the Audit Committee was comprised of Messrs. deWilde, Roskind, Finnegan and Goldberg, all Independent Directors. On November 13, 1997, Mr. Ahern was appointed to the Audit Committee. Mr. deWilde was elected Chairman of the Audit Committee for 1998; in 1997 Mr. Roskind served as Chairman. The duties of the Audit Committee include: (1) recommending independent auditors to the Company; (2) reviewing with the independent auditors of the Company the scope of the audit, audit fees and the audit report; (3) reviewing with management and the independent auditors the financial statements for the year; (4) reviewing and approving non-audit services by the independent auditors; and (5) consulting with the independent auditors and, if necessary, with internal financial personnel of the Company, with regard to the adequacy of internal controls. Additionally, the Audit Committee periodically reviews expense reimbursements and compensation paid by the Company to BCLP and approves transactions, if any, between the Company and BCLP. The Audit Committee, based upon its reviews, makes recommendations to the Board of Directors that it believes are in the best interests of the Company and the Shareholders.

     In 1997, the Compensation Committee was comprised of Messrs. Finnegan and deWilde for the full year. Mr. Gerber was elected to the Committee on February 28, 1997 and resigned from the Board on October 8, 1997. Mr. Roskind was appointed to the Committee as of November 13, 1997. Mr. Finnegan was Chairman throughout 1997 and continues as such in 1998. The duties of the Compensation Committee include: establishing the general compensation policy of the Company and BRI OP Limited Partnership, fixing the compensation of the Chief Executive Officer, and administering any stock option plan, and any other employee benefit plans established by the Company or BRI OP Limited Partnership.

     The Board of Directors have regularly scheduled quarterly meetings and special meetings as required. During 1997, the Board of Directors met 7 times and acted 4 times by unanimous written consent. The Audit Committee met 2 times. The Compensation Committee met 3 times and acted once by unanimous written consent. Messrs. Kazilionis and Solomon attended fewer than 75% of the total number of meetings of the Board of Directors held since their elections on October 9, 1997. No other Director attended fewer than 75% of the total number of meetings of the Board of Directors or committee on which such Director served.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


                    REPORT OF THE COMPENSATION COMMITTEE ON
               COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee of the Board of Directors is responsible for the establishment of all compensation and benefit programs. It sets policy for all compensation decisions with regard to executive officers and determines and approves the Chief Executive Officer's compensation.

Executive Compensation Philosophy
     The general philosophy of all compensation and benefit programs for all employees is to attract, retain, and motivate employees to perform at a level that enhances Shareholders' value. We believe employee and Shareholder interests should be congruent. We encourage employees to become Shareholders. The competition in the marketplace dictates the performance level needed as well as requires payments to employees that are also competitive. Consistent with this overall philosophy the executive compensation philosophy focuses on and rewards individual performance on corporate objectives. Their compensation has three components: Base Salary, Current Year Incentives, and Long-term Incentives. These components are intended to provide the executives a total competitive compensation reflecting results.

Base Salary
     Base salary is generally determined annually to reflect competitive and economic trends, performance of the individual, and overall financial achievements of the Company through their efforts. In the case of Messrs. Marshall, Olney, Suarez, Frew, and Gorn and Ms. Pritchard, salaries are paid pursuant to their employment agreements and adjustments made thereto by the Board of Directors. When an individual's responsibilities change in scope and/or complexity, base salary is re-examined and appropriate action taken independently or in conjunction with annual reviews. Executive officers are assigned base salaries which are generally determined by comparing individual responsibilities with industry survey data and internal executive job responsibilities. The objective of the Compensation Committee is to maintain a competitive compensation structure for Company executives, although percentiles vary from position to position.

Current Year Incentives

     The primary method of reward was established through the assistance of outside consultants. The annual bonus process is not only competitive but tied to corporate business plan objectives for the year. The primary approach used for this group is to establish individual objective criteria for each year that addresses the current key objectives with a range of results set in advance that if achieved will result in specific awards. If not achieved, no awards are made for those objectives. These goals are communicated to the individual each year and measured after results are available. The Compensation Committee approves all objectives established and all results to ensure compliance with the process. The Chief Executive Officer's annual bonus plan is established by the Compensation Committee. The Chief Executive Officer establishes all others in accordance with the policies set by the Compensation Committee. The Annual Bonus for Mr. Marshall is discussed below under "Chief Executive Officer Compensation". The Annual Bonuses for Messrs. Frew, Gorn and Richard and Ms. Pritchard are based on a matrix grid which establishes threshold, target and maximum bonus rates (as a percentage of annual salary) which can be achieved by an individual. In 1997, the Committee voted to give Mr. Frew, Mr. Richard and Ms. Pritchard the maximum grid amounts for their bonuses as individual performance goals were substantially achieved and the Committee believed the Company's overall performance was extraordinary. Messrs. Olney and Suarez do not participate in the annual bonus plan and instead participate in commission plans that establish payment throughout the year on accomplishment of the preset awards. The Chief Executive Officer establishes the terms of the commission plans under guidelines provided by the Compensation Committee. Mr. Gorn was not eligible for a bonus in 1997.

Long-term Incentives

     Executive officers participate in the stock option plan. This plan assists us in further focusing participants' interest on those of the Shareholders. As with all components of compensation, awards under the plan consider individual contributions to results.

     Subsequent to year end, the Board of Directors approved three Stock Purchase Loans to Mr. Frew, Mr. Olney and Ms. Pritchard, with terms similar to the Stock Purchase Loan made to Mr. Marshall, which is described below under "Chief Executive Officer Compensation". This form of incentive allows the employee to acquire shares with the loan proceeds and receive the benefit of certain loan forgiveness provisions as to the original principal amounts. Each year that the employee is employed by the Company, a minimum of 5% of the original principal amount is forgiven. Additional annual forgiveness of up to another 5% may be granted if total shareholder return reaches certain established levels. We feel this method of compensation further aligns the interests of management with the interests of the shareholders.

Chief Executive Officer Compensation

     As Chief Executive Officer for two months in 1997, Mr. Gerber was compensated pursuant to his employment agreement described below. Mr. Gerber's salary was based on his role as a part time Chief Executive Officer of the Company, and reflected the Compensation Committee's estimate of an appropriate salary based upon the time that Mr. Gerber was expected to devote to the Company, his background and experience, and the demands of the job in addition to the general factors discussed above. No bonus was paid to Mr. Gerber for 1997.

     Mr. Marshall was appointed Chief Executive Officer upon Mr. Gerber's resignation on February 28, 1997, prior to which he served as President. Mr. Marshall is compensated pursuant to his employment agreement. His compensation has been determined by comparing the responsibilities of his position with industry survey data and internal executive job responsibilities. Pursuant to his employment agreement, the Company agreed to pay Mr. Marshall a base salary of no less than $325,000. In conjunction with his appointment as Chief Executive Officer, Mr. Marshall was granted a stock purchase loan which was to be used solely to purchase shares of common stock of the Company. This loan contains certain forgiveness provisions whereby each year certain percentages of the principal amount will be forgiven in recognition of Mr. Marshall's continued employment, and additional principal amounts shall be forgiven if total shareholder return reaches certain levels at each fiscal year end. Mr. Marshall was not granted any stock options in 1997 as the loan was the principal form of long-term incentive awarded in 1997.

     Mr. Marshall was eligible to receive a bonus payment set at a threshold level of 20%, a target level of 40% and a maximum level of 60% for 1997. Based upon the overall performance of the Company which resulted in a return of over 30% to the Shareholders in 1997, as well as Mr. Marshall's individual performance, we awarded Mr. Marshall a bonus payment at the maximum level which was 60% of his base salary.

COMPENSATION COMMITTEE

Paul Finnegan, Chairman
David M. deWilde
E. Robert Roskind

     The following table provides compensation information for the Company's Chief Executive Officer and the Company's four most highly compensated Executive Officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"), whose total salary and bonus exceeded $100,000 for the year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                                        Long-Term
                                                                                                       Compensation
                                                         Annual Compensation                              Awards
                                  -----------------------------------------------------------------   -------------
                                                                                                        Securities
            Name and                                                               Other Annual         Underlying
       Principal Position          Year(1)     Salary($)        Bonus($)        Compensation(2)($)      Options(#)
-------------------------------   ---------   -----------   ----------------   --------------------   -------------
Laurence Gerber                     1997       16,666              0                  0                         0
 Chief Executive Officer(3)         1996       85,520              0                  0                   200,000

David Marshall                      1997      325,000        198,120(4)         104,221(5)                      0
 President and Chief                1996      272,500        113,100                  0                   200,000
 Executive Officer(3)
Marianne Pritchard                  1997      160,804         81,000              1,000                    21,000
 Senior Vice President and          1996      131,623         46,158                  0                    40,000
 Chief Financial Officer(6)
David Olney                         1997      150,000        115,500              2,902                    15,000
 Senior Vice President              1996      125,685         83,260                  0                    40,000
 of Acquisitions(6)
Dennis Suarez                       1997      153,394         97,400              2,688                    10,500
 Senior Vice President              1996      123,276         55,750                  0                    40,000
 of Development
Ridge Frew                          1997      152,290         55,500              1,740                    60,000
 Executive Vice President           1996      N/A                N/A                N/A                       N/A
 of Property Operations(6)(7)

(1)The Annual Compensation amounts for 1996, for all officers other than Mr. Frew, reflect ten months of compensation due to the Company becoming self-administered on March 1, 1996. Prior to March 1, 1996, all of the Executive Officers of the Company were employees of the Advisor and were compensated for their services (including services provided to the Company) by the Advisor. Therefore, the Executive Officers did not receive any direct remuneration from the Company, including options, stock appreciation rights, or rights under any long-term incentive plan. See Note 7, below, with respect to Mr. Frew.

(2)Includes matching contributions made by the Company under its Supplemental Executive Retirement Plan and 401(k) Plan.

(3)Mr. Gerber resigned as Chief Executive Officer on February 28, 1997 and Mr. Marshall was appointed to the position on that date.

(4)Includes $3,120 representing a bonus payment in lieu of payment of term life insurance premiums.

(5)Includes $100,000 representing forgiveness of the principal amount of the Stock Purchase Loan made to Mr. Marshall on February 28, 1997. See the Chief Executive Officer Compensation and Related Party Transactions sections for additional information. Also includes $596 representing the amount paid for split-dollar life insurance premiums.

(6)As of January 1, 1998, the following officer's titles were changed to reflect their promotions: Marianne Pritchard is Executive Vice President and Chief Financial Officer, David Olney is the Executive Vice President and Chief Investment Officer, and Ridge Frew is Executive Vice President and Chief Operating Officer.

(7)Mr. Frew's compensation only reflects the period from March 1, 1997 through December 31, 1997 as Mr. Frew was previously an employee of the Property Manager and was compensated for his services (including services provided to the Company) by the Property Manager. Therefore, Mr. Frew did not receive any direct remuneration from the Company, including options, stock appreciation rights, or rights under any long-term incentive plan.

     The Company entered into employment agreements with The Chief Executive Officer and the named executive officers as stated below.

     Employment Agreements for Messrs. Marshall and Gerber and Ms. Pritchard commenced on March 1, 1996 and continue until December, 31, 1998 except that Mr. Gerber's employment as an officer terminated on February 28, 1997 upon his resignation. Mr. Gerber's agreement provided for an annual base salary of $100,000, while Mr. Marshall's and Ms. Pritchard's agreements provide for an initial annual base salary of $325,000 and $157,000, respectively. Such salaries may be increased at the sole discretion of the Board of Directors. If any of the employment agreements are terminated by the Company other than for cause, the employee is entitled to receive all accrued but unpaid salary. In addition, certain termination payments are required. In the case of Mr. Gerber, the agreement provided that he would be paid severance compensation in twelve monthly installments (which Mr. Gerber waived upon his resignation). Mr. Marshall's agreement provides for eighteen months of severance payments at the same rate as the base salary in effect at the date of termination, and Ms. Pritchard's agreement provides for nine months of severance payments at the same rate as the base salary in effect at the date of termination. In the event of termination due to a change of control of ownership of the Company, Ms. Pritchard's agreement provides for fifteen months of severance payments at the same rate as the base salary in effect at the date of termination.

     The Company entered into employment agreements with Messrs. Olney, Frew, and Suarez commencing on March 1, 1997 and continuing through December 31, 1998. Pursuant to these agreements Messrs. Olney, Frew, and Suarez received an initial annual base salary of not less than $150,000, $185,000, and $150,000 respectively. Such salaries may be increased by the Board of Directors in its sole discretion. If any of the employment agreements are terminated by the Company other than for cause, the employee is entitled to receive all accrued but unpaid salary. In addition certain termination payments are required. Each agreement provides for severance compensation for nine months at the same rate as the base salary in effect at the date of termination. In the event of termination due to a change of control of ownership of the Company, each agreement provides for fifteen months of severance payments at the same rate as the base salary in effect at the date of termination.

     The Company implemented a defined contribution plan in 1996 pursuant to
Section 401(k) of the Internal Revenue Code ("401(k) Plan") which covers all employees' contributions up to a maximum of 3% of each employee's compensation (not to exceed $1,000) for employees with one year or greater of service.

     The Company established a Supplemental Executive Retirement Plan ("SERP") as of March 1, 1997 to provide benefits for key employees of the Company. Participants may defer up to 25% of their salary and bonus compensation by making contributions to the SERP. Amounts deferred by the Participants are credited to their accounts and are always fully vested. The Company matches 100% of the first $1,000 of deferred compensation, and matches 10% of the remaining deferred compensation (up to an amount equal to 25% of base salary). All Company matches are 100% vested at the time the match is made.

     The following table provides option information for the Named Executive Officers as of December 31, 1997. No options have been exercised by the Named Executive Officers as of December 31, 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997


                                                                                    Potential Realized
                                                                                        Value at
                                                                                        Expiration
                                                                                     Date at Assumed
                                                                                     Annual Rates of
                                                                                          Stock
                                                                                    Price Appreciation
                                                                                           for
                                                                                     Option Term (in
                                           Individual Grants                          thousands)(1)
                       ----------------------------------------------------------   -----------------
                                        % of Total
                         Number of        Options
                        Securities      Granted to
                        Underlying     Employees in      Exercise      Expiration
        Name              Options       Fiscal Year     Price $/Sh        Date       5%($)     10%($)
--------------------   ------------   --------------   ------------   -----------   -------   -------
Laurence Gerber(2)             0           N/A             N/A            N/A         N/A       N/A
David Marshall                 0           N/A             N/A            N/A         N/A       N/A
Marianne Pritchard        21,000             4%             11.00       3-01-07       145        368
David Olney               15,000             3%             11.00       3-01-07       104        263
Dennis Suarez             10,500             2%             11.00       3-01-07        73        184
Ridge Frew                60,000            11%             11.00       3-01-07       415      1,051

(1)Values calculated using 5% and 10% annual rates of appreciation of market price over the option term less original exercise price.

(2)Laurence Gerber resigned as Chief Executive Officer as of February 28, 1997.


                        AGGREGATED OPTION EXERCISES IN
                   FISCAL YEAR 1997 AND FY-END OPTION VALUES


                                                                     Number of                Value of
                                                               Securities Underlying         Unexercised
                                                                Unexercised Options         in-the-Money
                                                                     at Fiscal               Options at
                                                                    Year-end (#)         Fiscal Year-End ($)
                        Shares Acquired     Value Realized          Exercisable/            Exercisable/
        Name            on Exercise (#)           ($)              Unexercisable            Unexercisable
--------------------   -----------------   ----------------   -----------------------   --------------------
Laurence Gerber(1)            0                   0                    200,000/0                450,000/0
David Marshall                0                   0                    200,000/0                450,000/0
Marianne Pritchard            0                   0                40,000/21,000            90,000/21,000
David Olney                   0                   0                40,000/15,000            70,000/15,000
Dennis Suarez                 0                   0                40,000/10,500            70,000/10,500
Ridge Frew                    0                   0                24,000/36,000            24,000/36,000

(1)Laurence Gerber resigned as Chief Executive Officer as of February 28, 1997.


Director Compensation

     Independent Directors shall be entitled to receive compensation from the Company for serving as Directors at the rate of $25,000 per year, subject to increase in future years with the prior approval of the Board of Directors. During 1997, Directors deWilde, Roskind, Finnegan, and Goldberg, each received $25,000 for their services. Directors Ahern, Kazilionis and Solomon received $6,250 for their services as they were elected on October 9, 1997 and therefore, did not serve a full year on the Board. On August 14, 1997, the Shareholders approved the adoption of the Berkshire Realty Company, Inc. Directors Retainer Fee Plan (the "Fee Plan") which allows non-employee directors of the Company to elect to receive all or part of their annual retainer in cash, or in shares of Common Stock, and to defer payments. The maximum number of shares of common stock that can be issued pursuant to the Fee Plan is 40,000. In 1997, all non-employee directors received their annual retainer fee in cash on a quarterly basis.

     Pursuant to the Berkshire Realty Company Inc. 1996 Stock Option Plan (the "Original Plan") and continuing under the proposed Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan (the "Amended Stock Plan"), each non-employee director receives initial and annual stock option grants in rec-ognition of their service as a director and if applicable, as the chair or a member of a committee of the Board. For specific information on such grants, see the Amended Stock Plan in Appendix A.

     On May 13, 1997, Messrs. DeWilde, Finnegan, Goldberg and Roskind were granted stock options in share amounts of 5,000, 6,000, 4,000, and 5,000, respectively. On November 13, 1997, Messrs. Ahern, Kazilionis and Solomon were granted stock options in the share amounts of 6,000, 5,000, and 5,000, respectively.

     There were no other arrangements for the Company to compensate any director during 1997.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. deWilde and Finnegan comprised the Compensation Committee throughout 1997 and Mr. Roskind was elected to the Committee as of November 13, 1997. Mr. Gerber served on the Compensation Committee from February 28, 1997 until his resignation from the Board on October 8, 1997. Prior to his appointment to the Compensation Committee, Mr. Gerber was the Chief Executive Officer of the Company. He resigned from that position on February 28, 1997, the date that he was appointed to the Committee. None of the other directors on the Compensation Committee were or have been officers or employees of the Company.


                               PERFORMANCE GRAPH

     The Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1992 to December 31, 1997, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index and the NAREIT Equity REIT Total Return Index securities over the period. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock, in the Standard & Poor's 500 Composite Stock Price Index and in the NAREIT Equity REIT Total Return Index securities, and assumes reinvestment of dividends, if any.

     The NAREIT Equity REIT Total Return Index is published by the National Association of Real Estate Investment Trusts, Inc. Index data reflect monthly reinvestment of dividends and are based upon the monthly closing prices of shares of all tax-qualified equity REITs (real estate investment trusts at least 75% of whose gross invested assets are invested in real estate equities), including the Company, listed on the NYSE and the American Stock Exchange and traded in NASDAQ National Market System. At December 31, 1997, this Index included 176 equity REITs with a total market capitalization of $127.8 billion.


[GRAPHIC OF TRANSMITTAL OF LINE CHART]

                    1992      1993      1994      1995      1996      1997
                    ----      -----     ----      ----      ----      ----
NAREIT EQUITY       100.00    119.65    123.45    142.30    194.49    231.49
S&P 500             100.00    109.99    111.42    153.13    188.34    251.18
BERKSHIRE           100.00    137.14    126.93    142.59    159.72    211.13

                             INDEPENDENT AUDITORS

     Coopers & Lybrand, LLP has served as independent auditors to the Company since its formation. The Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of Coopers & Lybrand, LLP as auditors for 1998.

     A representative of Coopers & Lybrand, LLP is expected to be present at the Meeting to respond to appropriate questions and to make a statement should he or she desire to do so.

     The Company's By-laws do not require that Shareholders approve the appointment of independent auditors.


                                 ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1997, is enclosed.


                                 OTHER MATTERS

     The Board of Directors is not aware of any other formal matters to be presented at the meeting. Pursuant to the By-laws, only such business shall be conducted, and only such proposals shall be acted upon, as shall be properly brought before the Meeting, either by the Board of Directors, or by any Shareholder of the Company who timely complies with the notice procedures set forth in the By-laws of the Company.

                                         By order of the Board of Directors


                                         /s/ Scott D. Spelfogel
                                         ------------------------
                                         Scott D. Spelfogel
                                         Secretary


                            SHAREHOLDERS' PROPOSAL

     If any Shareholder wishes to submit a proposal to be voted on at the 1999 Meeting of Shareholders, the Shareholder must submit the Proposal to the Company on or before December 1, 1998.


                                   IMPORTANT

     PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                  APPENDIX A
                                  ==========
                         BERKSHIRE REALTY COMPANY, INC.
                     AMENDED AND RESTATED STOCK OPTION PLAN
                               FEBRUARY 12, 1998
                    -------------------------------------
1. Purpose

     The purpose of this Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan (the "Plan") is to advance the interests of Berkshire Realty Company, Inc., a Delaware corporation ("Berkshire Realty"); its Operating Partnership, BRI OP Limited Partnership, a Delaware limited partnership; and their respective subsidiaries (hereinafter collectively "BRI" or the "Company"), by stimulating the efforts of key employees and consultants on behalf of BRI, heightening the desire of key employees to continue in employment with BRI, assisting BRI in competing effectively with other enterprises for the service of new employees and consultants necessary for the continued improvement of the Company's operations, and to attract and retain the best available personnel for service as directors of Berkshire Realty. This Plan permits the grant of Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as Options which are not Incentive Stock Options pursuant to Code Section 422.

2. Definitions

   (a) "Board of Directors" means the Board of Directors of Berkshire Realty.

   (b) "Committee" means the Compensation Committee appointed by the Board of Directors from amongst its members.

   (c) "Disablement" means a physical condition arising from an illness or injury which renders an individual incapable of performing work. The determination of the Committee as to an individual's Disablement shall be made in accordance with the standards and procedures of the Company's then-current Long Term Disability Plan and shall be conclusive on all parties.

   (d) "Exchange Act" means the Securities Act of 1934, as amended.

   (e) "Fair Market Value" for a particular day means the closing price of Berkshire Realty stock on the immediately prior trading day.

   (f) "Incentive Stock Option" means a right to purchase Shares from the Company that is granted under the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

   (g) "Non-Employee Director" shall have the meaning as defined by Rule
       16b-3.

   (h) "Non-Qualified Option" means a right to purchase Shares from the Company that is granted under the Plan and that is not intended to be an Incentive Stock Option.

   (i) "Option" means an Incentive Stock Option or a Non-Qualified Option.

   (j) "Option Agreement" means any written agreement, contract or other instrument or document evidencing any grant of Options, which may, but need not, be executed or acknowledged by a Participant.

   (k) "Outside Director" shall have the meaning as defined in Code section 162
       (m).

   (l) "Plan" means the Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan, as herein set forth.

   (m) "Retirement" means retirement from active employment with the Company at or after age 62. The determination of the Committee as to an individual's Retirement shall be conclusive on all parties.

   (n) "Rule 16b-3" means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

   (o) "Shares" means the common shares of the Company, $.01 par value, or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares.

   (p) "Subsidiary" means any corporation (other than Berkshire Realty) in an unbroken chain of corporations beginning with Berkshire Realty where each of the corporations in the unbroken chain other than the last corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Participants
     "Participants" in the Plan shall be those key BRI employees and those consultants (including, but not limited to, key employees of companies providing services to BRI) to whom Options may be granted from time to time by the Committee. Participants shall also include Non-Employee Directors of Berkshire Realty to whom Options are granted in accordance with Section 6. No Option shall be granted to any person if immediately after the grant of such Option such person would own stock, including stock subject to outstanding Options held by him or her, amounting to more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

4. Effective Date and Termination of the Plan

     The Berkshire Realty Company, Inc. 1996 Stock Option Plan (the "Original Plan") was adopted by the Board of Directors on February 8, 1996 and became effective upon approval of the shareholders on May 2, 1996 (the "Original Effective Date"). On February 12, 1998, the Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan (the "Plan") was approved by the Board of Directors for submission to the shareholders to replace the Original Plan in its entirety and the Plan is effective upon shareholder approval. The Plan shall terminate when all Shares of stock subject to Options granted under this Plan shall have been acquired through exercise of such Options or on May 1, 2001, whichever is earlier, or at such earlier time as the Board of Directors may determine. Termination of the Plan will not affect the rights and obligations arising under Options theretofore granted and then in effect.

5. Shares Subject to the Plan and to Options

     The stock subject to Options authorized to be granted under the Plan shall consist of 3,350,000 Shares of Berkshire Realty's common stock, $.01 par value, or the number and kind of Shares of stock or other securities which shall be substituted or adjusted for such Shares as provided in Section 7. Such Shares may be authorized and unissued Shares of Berkshire Realty's common stock. All or any Shares of stock subject to an Option which for any reason terminates unexercised may again be made subject to an Option under the Plan.

6. Grant, Terms and Conditions of Options

     Options may be granted at any time and from time to time prior to the termination of the Plan to those key employees of BRI and those consultants (including, but not limited to, key employees of companies providing services to BRI) who, in the Committee's judgment, are largely responsible through their judgment, interest, ability and special efforts for the successful conduct of BRI's business. However, prior to the adoption of the Amended Stock Plan, no Participant shall be granted Options in any one year to purchase a number of Berkshire Realty's common stock in excess of one percent (1%) of the number of Shares of Berkshire Realty's common stock outstanding on January 1, 1996. Following approval of the Amended Stock Plan, no participant shall be granted Options in any one year to purchase a number of Berkshire Realty's common stock in excess of one percent (1%) of the number of Shares of Berkshire Realty's common stock outstanding on January 1, 1998.

     Options will be granted to Non-Employee Directors as follows: As of the effective date of this plan each of the four Non-Employee Directors then serving on the Board of Directors received an initial stock option grant of 12,000 Shares. Thereafter, each new Non-Employee Director has received and additional new Non-Employee Directors will receive an initial stock option grant of 5,000 Shares at the time of his or her appointment or election to the position of director; and each Non-Employee Director continuing in office in the past has received and each Non-Employee Director continuing in office in the future will receive an annual stock option grant of 3,000 Shares on the date of each annual shareholder meeting of Berkshire Realty. In addition as of the effective date of the Original Plan, each Non-Employee Director serving on the Audit Committee or the Compensation Committee of the Board of Directors (or both) received an additional initial stock option grant of 1,000 Shares and has received and will continue to receive additional annual stock option grants of 1,000 Shares for each such committee served on. The chair of each such committee received (in lieu of said 1,000 Share grant) an additional initial stock option grant of 2,000 Shares and has received and will continue to receive (in lieu of said 1,000 Share grant) additional annual grants of 2,000 Shares for each such committee chaired. Each new non-employee director appointed to the Audit or Compensation Committee has received and additional new non-employee directors will receive an initial stock option grant of 1,000 shares for each such committee served on as of the date of the first meeting that he or she serves as a committee member and further each such new non-employee director will receive additional annual stock option grants of 1,000 shares, thereafter. The Committee will have no discretion to select which Non-Employee Directors will be granted Options or to determine the number of Option Shares, price, vesting schedule or any other term of the Options granted to Non-Employee Directors. All Options granted to Non-Employee Directors will be Non-Qualified Options.

     No Participant shall have any rights as a stockholder with respect to any Shares of stock subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Option Agreement which will expressly identify the Option as an Incentive Stock Option or as a Non-Qualified Stock Option. Furthermore, the grant of an Incentive Stock Option pursuant to this Plan shall in no way be construed as an alternative to the right of an optionee to purchase stock pursuant to any present or future grant of a Non-Qualified Option under any of BRI's current or future stock plans. Options granted pursuant to the Plan need not be identical, but each Option is subject to the Plan and must contain and be subject to the following terms and conditions:

   (a)Price: The purchase price under each Option granted to employees shall be established by the Committee. In no event will the Option price be less than 100% of the Fair Market Value of the stock on the date of the grant. For purposes of the Plan, Fair Market Value on a particular date means the closing price of Berkshire Realty's stock on the immediately prior trading day. The Option price must be paid in full at the time of the exercise. The price may be paid in cash; cash equivalents or secured notes acceptable to the Committee; subject to such rules as may be established by the Committee by arrangement with a broker where payment of the Option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the Option Shares to the Company; by the surrender of Shares of common stock owned by the optionee exercising the Option and having a Fair Market Value on the date of the exercise equal to the Option price; or, in any combination of the foregoing.

   (b)Duration and Exercise or Termination of Option: Each Option granted to an employee or consultant shall be exercisable in such manner and at such times as the Committee shall determine. Each Option granted must expire within a period of ten (10) years from the grant date. An employee's Option Agreement may provide for accelerated exercisability in the event of the employee's death, Disablement or Retirement or other events in accordance with policies established by the Committee and may provide for expiration prior to the end of its terms in the event of the termination of the employee's service. A consultant's Option Agreement may provide for accelerated exercisability in the event of the consultant's death, Disablement, retirement from employment at or after age 62 or other events in accordance with policies established by the Committee and may provide for expiration prior to the end of its terms in the event of the termination of the consultant's service.

      Wherever in this Plan or any Option Agreement, a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

      Each initial 12,000 or 5,000 Share Option and each subsequent 3,000 Share Option granted to a Non-Employee Director, and each 2,000 or 1,000 Share Option granted to a Non- Employee Director by virtue of his or her committee chairmanship or membership will become exercisable beginning one year from the date of the annual meeting of the shareholders on which date the Options were granted. If a Non-Employee Director is appointed by the Board of Directors to begin serving as a director or committee member or chair on a date not coincident with an annual meeting date, the director will be granted the initial Share Options as of the date of the first meeting at which he or she serves as director, committee member or committee chair, as the case may be; however, his or her Options will become first exercisable beginning one year from the date of the next occurring annual meeting and he or she will not receive an additional grant of Options on the date of such next occurring annual meeting.

   (c)Suspension or Termination of Option: Unless the following provisions are waived or modified by the Committee in connection with the entering into, extension or modification of an employment agreement, each Option shall provide that if the Chief Executive Officer of Berkshire Realty or his designee reasonably believes that a Participant other than a Non-Employee Director has committed an act of misconduct as described in this Section, the Chief Executive Officer may suspend the Participant's right to exercise any Option pending a determination by the Board of Directors. If the Board of Directors determines a Participant other than a Non-Employee Director has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation to the Company , breach of fiduciary duty or deliberate disregard of BRI rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any BRI trade secret or confidential information, or engages in any conduct constituting unfair competition, neither Participant nor his estate shall be entitled to exercise any Option whatsoever. In making such determination, the Board of Directors shall act fairly and shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before a committee of the Board of Directors. For any Participant who is an "executive officer" for purposes of Section 16 of the Securities Exchange Act of 1934, the determination of the Board of Directors shall be subject to the approval of the Committee.

   (d)Termination of Non-Employee Director's Service: Subject to Section 6(b), upon the termination of the Participant's service as a Non-Employee Director, his or her rights to exercise an Option then held shall be only as follows:

     (1)Death. Upon the death of a Non-Employee Director while in service as a Non- Employee Director of Berkshire Realty, the Non-Employee Director's rights will be exercisable by his or her estate or beneficiary at any time within twelve (12) months next succeeding the date of death. The number of Shares exercisable by the estate or beneficiary will be the total number of unexercised Options under the Non-Employee Director's Option on the date of his or her death. If a Non-Employee Director shall die within thirty (30) days of his or her termination of service as a Non-Employee Director with Berkshire Realty, an Option will be exercisable by his or her estate or beneficiary at any time during that twelve (12) months succeeding the date of termination, but only to the extent the number of Shares to which such Option was exercisable as of the date of such termination. A Non-Employee Director's estate shall mean his or her legal representative of other person who so acquires the right to exercise the Option.

     (2)Disablement. Upon the Disablement of a Non-Employee Director, any Option which he or she holds, whether or not then exercisable, may be exercised after the date of the Disablement within twelve (12) months.

     (3)Retirement. Upon the Retirement of a Non-Employee Director, the Non-Employee Director's rights to Non-Qualified Options may be exercised for a period of twelve months after Retirement.

     (4)Other Reasons. Upon the termination of a Non-Employee Director's service as a Non-Employee Director for any reason other than those stated above, the Non- Employee Director may, within ninety (90) days following such termination, exercise the Option to the extent such Option was exercisable on the date of termination.

   (e)Transferability of Option: No Option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

      Notwithstanding the foregoing, the Committee may in the applicable Option Agreement evidencing an Option granted under the Plan or at any time thereafter in an amendment to an Option Agreement provide that Options granted hereunder which are not intended to qualify as Incen-tive Stock Options may be transferred by the Participant to whom such Option was granted (the "Grantee") without consideration, subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to:

     (1) the Grantee's spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the "Immediate Family");

     (2) a trust solely for the benefit of the Grantee and his or her Immediate Family; or

     (3) a partnership or limited liability company whose only partners or shareholders are the Grantee and his or her Immediate Family members;

     (each transferee described in clauses (1), (2) and (3) above is hereinafter referred to as a "Permitted Transferee"); provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Option Agreement evidencing the Option.

      The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Option Agreement to an optionee, Grantee or Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise and (d) the consequences of termination of the Grantee's employment by, or services to, the Company under the terms of the Plan and the applicable Option Agreement shall continue to be applied with respect to the Grantee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Option Agreement.

   (f)Modification or Assumption of Options: The Committee may modify, extend or assume outstanding Options (whether granted by BRI or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price.


   (g)Other Terms and Conditions: Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate. No Option, however, nor anything contained in the Plan shall confer upon any Participant any right to continue in BRI's employ or service nor limit in any way BRI's right to terminate his or her employment or service at any time.

7. Adjustment of and Changes in the Stock

   (a)Notwithstanding any provisions of the Plan to the contrary, in the event that the Shares of common stock of Berkshire Realty shall be changed into or exchanged for a different number or kind of Shares of stock or other securities of Berkshire Realty or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of Shares, or otherwise), or if the number of Shares of common stock of Berkshire Realty shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each Share of common stock theretofore appropriated or thereafter subject or which may become subject to an option under the Plan, the number and kind of Shares of stock or other securities into which each outstanding Share of common stock of Berkshire Realty shall so be changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled, as the case may be. Outstanding Options shall also be amended as to any price or other terms if necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares of common stock of Berkshire Realty, or any other stock or other securities into which such common stock shall have been changed, or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted under the Plan, such adjustment shall be made in accordance with such determination.

   (b)No right to purchase fractional Shares shall result from any adjustment in Options pursuant to this Section 7. In case of any such adjustment, the Shares subject to the Option shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each Participant who shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

   (c)Any other provision hereof to the contrary notwithstanding (except
      Section 6(b)) in the event Berkshire Realty is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Options by the surviving corporation or its parent, for their continuation by Berkshire Realty (if Berkshire Realty is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

8. Listing or Qualification of Stock

     In the event the Board of Directors determines in its discretion that the listing or qualification of the Plan Shares on any securities exchange or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares under the Option, the Option may not be exercised in whole or in part unless such listing, qualification, consent or approval has been unconditionally obtained.

9. Administration and Amendment of the Plan

     The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of Berkshire Realty, who shall be appointed by the Board of Directors, and who are expected, but not required to be "Non-Employee Directors" (within the meaning of Rule 16b-3) and "Outside Directors" (within the meaning of Code Section 162(m)) to the extent that Rule 16b-3 and Code Section 162(m), respectively, are applicable to the Company and the Plan. The Board shall fill vacancies and may from time to time remove or add members. If at any time such a Committee has not been so designated, the Board shall constitute the Committee.

     The mere fact that an Committee member shall fail to qualify as a Non-Employee Director or Outside Director within the meaning of Rule 16b-3 and Code Section 162(m), respectively, shall not invalidate any Option granted by the Committee which Option is otherwise validly granted under the Plan.

     The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of Berkshire Realty who need not be disinterested, who may administer the Plan with respect to employees or consultants who are not executive officers or directors of BRI, may grant Options to such employees or consultants and may determine all of the terms of such Options. Notwithstanding the foregoing, the Committee may delegate to one or more officers of the Company, the authority to grant awards to Participants who are not officers or directors of the Company subject to Section 16 of the Exchange Act or "covered employees" within the meaning of Section 162(m) of the Code.

     The Board of Directors may amend or terminate the Plan as desired, without further action by Berkshire Realty's shareholders except to the extent required by applicable law and provided further that any such amendment or termination that would impair the rights of any Participant or any holder or any beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

     Notwithstanding the above, the provisions of Section 6 relating to Non-Employee Directors may not be amended more than once every six months, except to comply with changes to the Code or the rules thereunder.

10. Time of Granting Options
     The effective date of each Option granted hereunder shall be the date on which the grant was made. Within a reasonable time thereafter, Berkshire Realty will execute and deliver an Option Agreement to the Participant.

11. Withholding

     To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or any sale of Shares. Berkshire Realty shall not be required to issue Shares until such obligations are satisfied. The Committee may permit these obligations to be satisfied in whole or in part by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least 6 months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to such withholding liability.

     Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 6(e) of the Plan, the Grantee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                         BERKSHIRE REALTY COMPANY, INC.

                                  MAY 21, 1998


[X] Please mark your votes as indicated in this sample

This proxy is solicited by the Board of Directors and may be revoked prior to exercise. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. In the absence of direction, this proxy will be voted FOR items 1 and 2.

1. Election of Directors

Nominees: Terrance R. Ahern, E. Robert Roskind and Arthur Solomon
                  FOR          AUTHORITY WITHHELD
                  [ ]                  [ ]

[ ] _________________________________________________________________

Instruction: To withhold authority for one of the above nominees, write the nominee's name on line above.

2. Approval of the Company's Amended        FOR      AGAINST     ABSTAIN
and Restated Stock Option Plan.             [ ]        [ ]         [ ]

3. Other Business
In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting. The Board of Directors at present knows of no other formal business to be brought before the meeting.

   IF YOU PLAN TO ATTEND               MARK HERE FOR
   THE MEETING INDICATE                ADDRESS CHANGE
   NUMBER OF ATTENDEES                 AND NOTE AT LEFT  [ ]
   IN THE BOX  [ ]

Important: Please sign exactly as name appears hereon. Executors, Administrators, Guardians, Attorneys or any other representative should give full title. Corporate stockholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.

Signature ___________________________      Signature ___________________________
Date      ___________________________      Date      ___________________________

                                     PROXY

                         BERKSHIRE REALTY COMPANY, INC.

     The undersigned hereby appoints David F. Marshall, Douglas Krupp and Scott
D. Spelfogel, and each of them, as proxies, with full power of substitution in each, to vote all the shares of Berkshire Realty Company, Inc., of the undersigned at the Annual Meeting of the Shareholders to be held Thursday, May 21, 1998 at 9:00 a.m. at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, and any adjournment thereof as specified on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE